                                                                      EXHIBIT 12

                                 EARTHWEB INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)

                                        Year                    Nine Months
                                 Ended December 31,         Ended September 30,
                              ----------------------------  -------------------
                              1995   1996    1997    1998          1999
                              ----  ------  ------  ------  -------------------

Net loss..................... (640) (2,046) (7,821) (8,970)       (24,938)
Plus fixed charges:
 Interest expense............   16       3       3       4            364
 Assumed interest element
  included in rent
  expense(1).................   31      56     130     192            393
                              ----  ------  ------  ------        -------
Adjusted loss................ (593) (1,987) (7,688) (8,774)       (24,181)
Fixed charges................  (47)    (59)   (133)   (196)          (757)
                              ----  ------  ------  ------        -------
                              (640) (2,046) (7,821) (8,970)       (24,938)
                              ====  ======  ======  ======        =======

(1) Total rent expense for the period divided by three This is the portion of rental expense which the Company believes to be representative of interest.